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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-11380

                              STAFF BUILDERS, INC.
             (Exact name of registrant as specified in its charter)

                               1983 MARCUS AVENUE
                       LAKE SUCCESS, NEW YORK  11042-7091
                                 (516) 358-1000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                               CLASS A COMMON STOCK
                               CLASS B COMMON STOCK
      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duly to file reports:

          Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
          Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [ ]
          Rule 12g-3(b)(1)(i)      [ ]

     Approximate number of holders of record as of the certification or notice date: None



     Pursuant to the requirements of the Securities Exchange Act of 1934, Staff Builders, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  10/30/95                    BY:/s/ David Savitsky
     ------------------------         -----------------------------
                                          David Savitsky
                                          Executive Vice President,
                                          Chief Operating Officer,
                                          Secretary and Treasurer